FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to Loan Agreement is made and entered into to be effective as of the 31 day of January, 2008 (the "Effective Date") by and between Thelma G. Gault, an individual, ("Mrs. Gault") whose address is 91 Shelby Street, Eminence, Kentucky 40019, and The Guitammer Company, an Ohio Corporation ("Guitammer"), whose address is P.O. Box 82, Westerville, Ohio 43086.

RECITALS

WHEREAS, Guitammer and Mrs. Gault previously entered into a certain Loan Agreement dated as of May 5, 2003 (the "Loan Agreement") pursuant to which Mrs. Gault loaned Guitammer EIGHT HUNDRED THOUSAND DOLLARS ($800,000.00) (the "Loan") under the terms and conditions set forth in the Loan Agreement and the accompanying Promissory Note, also dated May 5, 2003 (the "Original Note"); and

WHEREAS, Guitammer and Mrs. Gault now desire to amend the terms of the Loan and Original Promissory Note as set forth herein,

NOW, THEREFORE, for and in consideration of the premises described above and the mutual promises contained herein, the parties hereto hereby agree that the Loan Agreement is hereby Amended as follows:

A. Section 1 of the Loan Agreement is hereby amended to read as follows:

1. <u>Loan</u>.

A. Amount. Mrs. Gault has loaned Guitammer EIGHT HUNDRED THOUSAND DOLLARS ($800,000.00) in an aggregate principal amount outstanding, her "Commitment".

B. Notice of Borrowing. Mrs. Gault has no further obligation to make loans to Guitammer.

C. Promissory Note. The Loan shall be reflected in the Amended and Restated Promissory Note of Guitammer, in substantially the form of Exhibit A attached hereto. This Note shall continue to be secured by the security interest granted by Guitammer in its assets as set out in Section 6 below.

D. Prepayments. Guitammer agrees that, if it obtains additional financing, whether debt or equity, in an amount of at least $4,000,000 over the amount of any payments required in connection with such financing, including but not limited to required capital or project funding and related expenses and fees, Guitammer shall use commercially reasonable efforts to negotiate to obtain the authority to apply a portion of the proceeds from such financing to a significant prepayment of principal under the Note.

Until the Maturity Date, Guitammer shall use its commercially reasonable efforts to make prepayments of the Loan each year on the date that is the later of (i) either 45 calendar days after the close of the Company's fiscal year end, or (ii) if Guitammer's statements are audited, the date that is ten business days after the date on which Guitammer's annual audited financial statements for the immediately preceding fiscal year are delivered, in an amount equal to seven and one half percent (7.5%) of Guitammer's Available Cash as of the close of the immediately preceding fiscal year. Each Available Cash payment shall be accompanied by a statement summarizing the manner in which Available Cash and the resulting prepayment were calculated. For this purpose, "Available Cash" shall mean (a) the sum of cash, cash equivalents and receivables, minus (b) current liabilities and the proceeds of any financing, whether debt or equity, which were included in the calculation of cash, cash equivalents and receivables.

B. Section 2 of the Loan Agreement is hereby amended to read as follows:

2. **<u>Manner of Borrowing</u>.** *Guitammer has borrowed the full amount available under the Commitment.*

C. Section 8.A. of the Loan Agreement is hereby amended to read as follows:

8. <u>Defaults.</u>

A. <u>Default of Guitammer.</u>

If any of the following events shall occur and shall not have been remedied:

1. Any representation or warranty made by Guitammer in this Agreement or in any request or certificate of Guitammer furnished to Mrs. Gault shall prove to have been incorrect in any material respect; or

2. Guitammer shall violate any covenant contained in Section 5; or

3. Guitammer shall be in default in any payment, when due, of any principal of or interest on the Loan or Note for the time period set out in the Note described in Section 1 C above; or

4. Guitammer shall have failed to cure any default within thirty (30) days after notice of default in the performance of any obligation to be performed under it under this Loan Agreement, for the Note or any other obligation to be performed by it contained herein; or

5. Mark Luden is no longer active in the day-to-day management of Guitammer, unless the Guitammer Board of Directors selects a qualified replacement approved in writing by Mrs. Gault, which approval shall not be unreasonably withheld, provided that no default shall occur in the case of the death or permanent disability of Mark Luden; or

6. Guitammer ceases doing business as a going concern, or if a petition in bankruptcy, arrangement for the benefit of creditors, insolvency or reorganization is filed by or against Guitammer;

Then, and in any such case, Mrs. Gault may, by written notice to Guitammer declare the principal and interest accrued on the Note to be forthwith due and payable whereupon the same shall become forthwith due and payable and Mrs. Gault shall be entitled to enforce the rights under the Uniform Commercial Code under applicable state law, in addition to all other rights and remedies to which she may be entitled.

D. For the avoidance of doubt, Mrs. Gault acknowledges that the following provision of Section 6 of the Loan Agreement shall continue unmodified:

> *In addition, if from time to time Guitammer receives a product order and wants to finance such product order, then at the request of Guitammer, Mrs. Gault shall agree to either (i) separately finance such product order on commercially reasonable terms, or (ii) subordinate her lien on the specific Guitammer account receivable related to such order to a lien in favor of a third party so that Guitammer may factor or otherwise finance such product orders.*

Mrs. Gault further acknowledges that Guitammer has factored certain accounts receivable with Capital-Plus Partners, LLC in accordance with the foregoing provision.

E. All terms and conditions of the Loan Agreement not expressly modified herein shall continue in full force and effect.

To indicate their understanding of, and agreement to, the terms of this Agreement, the parties have executed this Agreement on the date(s) set forth beside their names, to be effective as of the Effective Date.

Date: 1-31-08

Thelma Gault
Thelma G. Gault

THE GUITAMMER COMPANY, an Ohio Corporation

Date; 1/31/08

By: Mark Luden
Mark A. Luden, President

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

AMENDED AND RESTATED
PROMISSORY NOTE

$800,000 JAN 31, **2008**

FOR VALUE RECEIVED, The Guitammer Company, an Ohio corporation (the "Company"), hereby promises to pay to the order of Thelma Gault (the "Lender"), the principal sum of Eight Hundred Thousand Dollars ($800,000), together with interest thereon from the date of this Note on the unpaid principal balance. Any capitalized terms used and not otherwise defined herein shall have the meaning assigned to such term in that certain Loan Agreement dated as of May 5, 2003 (as such agreement may be amended from time to time, the "Loan Agreement").

This Note is issued, not as a refinancing or refunding of, or payment toward, but as a continuation of, the obligations of Company to Lender pursuant to that certain Promissory Note dated as of May 5, 2003 in the original principal amount of $800,000, (the "Prior Note"). Accordingly, this Note shall not be construed as a novation or extinguishment of the obligations arising under the Prior Note, but simply a replacement of the Prior Note. All interest accrued under the Prior Note prior to the date of this Note has been paid and does not constitute any part of the principal amount of the indebtedness evidenced hereby. In no event shall any officer or director of the Company be personally liable for any amounts due and payable pursuant to this Note.

Interest.

Interest shall accrue at the rate of ten percent (10%) per annum and shall be calculated daily on the basis of the actual number of days elapsed and amounts outstanding.

Payments and Due Date.

Interest only shall be paid on the first of each month through and including May 1, 2008. Beginning on June 1, 2008, and continuing on the first day of each calendar month thereafter until paid in full, this Note shall be repaid in seventy-two (72) equal, monthly payments of principal, plus accrued interest, . If not paid before, all amounts

due hereunder shall be due and payable no later than June 1, 2014 (the "Maturity Date").

In addition, the Company, under certain conditions set forth in the Loan Agreement, shall use commercially reasonable efforts to make prepayments of principal on this Note. If such prepayments are made, the due date of this Note shall not be accelerated, but the remaining payments hereunder shall be adjusted to be the amount of equal monthly payments necessary to fully amortize the remaining balance by the Maturity Date.

Late Fees.

There shall be assessed a late payment fee of five percent (5%) of any payment due for any payment made more than five (5) business days after its due date.

Default.

If any payment due hereunder is not paid within fifteen (15) days after its due date, Company shall be deemed to be in default under this Note. The holder of this note may exercise such holder's right to declare the loan evidenced hereunder in default by giving Company notice of such default, and upon receipt of such notice, Company shall have thirty (30) days to make all monthly interest payments then due and owing. If Company fails to make all such payments then due within such thirty (30) day period, then Company may cure default only by paying the entire balance of the loan in full, including all interest within ninety (90) days after receipt of the Notice of Default.

Security.

This Note is secured by and entitled to the benefits of a security interest granted by Company to Lender under the Loan Agreement.

Collection Fees.

Upon any default hereof, Company further promises to pay all costs of collection and reasonable attorney's fees incurred by the holder hereof, to the extent permitted or authorized by law.

Prepayment Without Penalty.

The principal of this note may be prepaid in whole or in part at any time without penalty or premium.

Waivers.

Except as specifically set forth in the Loan Agreement, Company waives presentment, demand, notice of demand, protest, notice of protest and notice of non-payment and any other notice required to be given under the law to Company, in connection with the delivery, acceptance, performance, default and enforcement of this note, or the failure to act on the part of the holder or any indulgence shown by the holder, from time to time, and in one or more instances, and agrees that no such action, failure to act or failure to exercise any right or remedy, on the part of any holder shall in any way affect or impair the obligation of Company or to be construed as a waiver by the holder of, or otherwise affect, any of the holder's rights under this note.

Governing Law.

This note is delivered in and shall be construed under the laws of the State of Kentucky, and any litigation in connection with, or enforcement of, this Note or any security gift or payment hereof, and Company waives trial by jury and consents to and confers personal jurisdiction on the courts of the State of Kentucky, and expressly waives any objections as to venue in any such court.

Severability.

In the event of any one or more provisions of this Note shall be for any reason to be held invalid, illegal or unenforceable, in whole or in part or any respect, or in the event that any one or more of the provisions of this Note operate or would respectively operate to invalidate this Note, then in either of those events, such provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall be remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written at Columbus, Franklin County, Ohio.

THE GUITAMMER COMPANY

By: ______________________________
Its: President